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                                 CODE OF CONDUCT

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' and clients' interests.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of honesty and integrity.

REPORTING VIOLATIONS

If you know of any violation of our Code of Conduct, you have a responsibility to report it. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported.

You can report confidentially to:

-     Your manager or department head

-     CGC Audit Committee:

            Wally Stern - Chairman
            Donnalisa Barnum
            David Beevers
            Jim Brown
            Larry P. Clemmensen
            Roberta Conroy
            Bill Hurt - (emeritus)
            Sonny Kamm
            Mike Kerr
            Victor Kohn
            John McLaughlin
            Don O'Neal
            Tom Rowland
            John Smet
            Antonio Vegezzi
            Shaw Wagener
            Kelly Webb

-     Mike Downer or any other lawyer in the CGC Legal Group

-     Don Wolfe of Deloitte & Touche LLP (CGC's auditors).

CGC GIFTS POLICY - CONFLICTS OF INTEREST

      A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans, or


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      anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts Policy Committee.

REPORTING

      Although the limitations on accepting gifts applies to all associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 (although it is recommended that you report all gifts received) and business entertainment in which an event exceeds $75.

GIFTS POLICY COMMITTEE

      The Gifts Policy Committee oversees administration of and compliance with the Policy.

INSIDER TRADING

      Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

      While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all CGC associates and extend to activities both within and outside each associate's duties.

      Although different standards may apply outside the U.S., CGC applies the same standard to all associates across all offices. Associates meeting with companies outside the U.S. should be aware that these companies may not be as sensitive to issues relating to material non-public information.

PERSONAL INVESTING POLICY

      As an associate of the Capital Group companies, you may have access to confidential information. This places you in a position of special trust.

      You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.


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      There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.

ALL ASSOCIATES

      Information regarding proposed or partially completed plans by CGC companies to buy or sell specific securities must not be divulged to outsiders.

      Favors or preferential treatment from stockbrokers may not be accepted.

      Associates may not subscribe to ANY initial public offering (IPO). Generally, this prohibition applies to spouses of associates and any family member residing in the same household. However, an associate may request that the Personal Investing Committee consider granting an exception under special circumstances.

COVERED PERSONS

      Associates who have access to investment information in connection with their regular duties are generally considered "covered persons." If you receive a quarterly personal securities transactions report form, you are a covered person. You will be provided a summary of CGC's Personal Investing Policy on a quarterly basis and a copy of the full policy annually. In addition, a copy of the Policy is always available on the CGC web home page.

      Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, a family member in the same household, a trust or custodianship for which you are trustee or custodian have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security.

      Additional rules apply to "investment associates" including portfolio counselors/managers, research analysts, traders, portfolio control associates, and investment administration associates (see below).

PRE-CLEARANCE OF SECURITIES TRANSACTIONS

      Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee. (You will generally receive a response within one business day.) If you are granted permission to trade, you will generally be given until the close of the New York Stock Exchange to complete your transaction, although some transactions may be granted up to two trading days (including the day you call) to


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      complete. If you have not executed your transaction within this period, you must again pre-clear your transaction.

      Covered associates must PROMPTLY submit quarterly reports of certain transactions. Transactions of securities (including fixed-income securities) or options (see below) must be precleared as described above and reported EXCEPT that the following types of transactions ONLY NEED TO BE REPORTED BUT NOT PRE-CLEARED:

        - gifts or bequests (either receiving or giving) of securities (note that sales of securities received as a gift MUST be both precleared and reported);

        - debt instruments rated "A" or above by at least one national rating service;

        -     sales pursuant to tender offers;

        - dividend reinvestment plan purchases (provided the purchase pursuant to such plan is made with dividend proceeds only);

        -     options or futures on currencies; and

        - options or futures or purchases or sales of the following broad-based index funds:

              -     Diamonds

              -     SPDRs

              -     iShares S&P SmallCap 600

              -     iShares Dow Jones US Internet

              -     iShares Dow Jones US Technology Sector

              -     QQQ

              -     The Technology Select Sector SPDR

              -     TheStreet.com Internet Sector

              -     Dow Jones Sector Titan Indexes


      In addition, THE FOLLOWING TRANSACTIONS NEITHER REQUIRE PRE-CLEARANCE NOR
      REPORTING:

        -     open-end investment companies (mutual funds);

        -     money market instruments with maturities of one year or less;

        -     direct obligations of the U.S. Government;

        -     bankers' acceptances, CDs or other commercial paper; and

        -     commodities.

      NOTE THAT INVESTMENTS IN PRIVATE PLACEMENTS AND VENTURE CAPITAL PARTNERSHIPS MUST BE PRE-CLEARED AND REPORTED AND ARE SUBJECT TO SPECIAL REVIEW.

      YOU WILL RECEIVE REPORTING FORMS EACH QUARTER WHICH ARE DUE NO LATER THAN 10 DAYS AFTER THE END OF THE QUARTER.

      PERSONAL INVESTING SHOULD BE VIEWED AS A PRIVILEGE, NOT A RIGHT. AS SUCH, LIMITATIONS MAY BE PLACED ON THE NUMBER OF PRE-CLEARANCES AND/OR TRANSACTIONS AS DEEMED APPROPRIATE BY THE PERSONAL INVESTING COMMITTEE.


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BROKERAGE ACCOUNTS

      Covered persons should inform their stockbrokers that they are employed by an investment adviser, trust company or affiliate of either. U.S. brokers are subject to certain rules designed to prevent favoritism toward such accounts. Associates may not accept negotiated commission rates which they believe may be more favorable than the broker grants to accounts with similar characteristics. In addition, covered persons must direct their brokers to send duplicate confirmations and copies of all periodic statements on a timely basis to The Legal Group of The Capital Group Companies, Inc., ALL DOCUMENTS RECEIVED ARE CONSIDERED TO BE CONFIDENTIAL.1

      DISCLOSURE OF ACCOUNTS THAT COULD HOLD SECURITIES SUBJECT TO PRE-CLEARANCE OR REPORTING - Associates are not required to provide duplicate statements for accounts that only hold securities that are not subject to pre-clearance or reporting (e.g., mutual funds, U.S. Government securities, money market instruments, etc.). However, if the accounts could hold securities subject to the policy, the existence of these accounts (including the name of the brokerage firm or bank and the date the accounts were established) must be disclosed. If extraneous sensitive information is included on an associate's statements (e.g., checking account information), the associate might want to establish a separate account solely for cash holdings and cash-related transactions. The existence of this type of account would not need to be disclosed.

      DISCRETIONARY ACCOUNTS - Transactions and holdings in accounts over which an associate has turned over complete investment discretion to a third party (i.e. broker, money manager, or financial advisor) are not subject to pre-clearance or reporting requirements. You must disclose the existence of this account to the staff of the Personal Investing Committee (and you MUST have a signed exemption memo on file with the staff of the Personal Investing Committee regarding this account). In addition, investment associates should note that to the extent that securities are held personally in discretionary accounts and held professionally or are within an analyst's research responsibility, holdings SHOULD BE INCLUDED on the appropriate form (see "Disclosure of Ownership of Certain Securities" below).

ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS

      Covered persons will be required to disclose all personal securities holdings upon commencement of employment (or upon becoming a covered person) and thereafter on an annual basis. Reporting forms will be supplied for this purpose.


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1  Information about particular transactions may be provided to an associate's supervisor or appropriate human resources manager by Personal Investing Committee staff where the transactions are in violation of the Policy, may impact the associate's job performance, or raise other conflict of interest-related issues.


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ANNUAL RECERTIFICATION

      All access persons will be required to certify annually that they have read and understood the Personal Investing Policy and recognize that they are subject thereto.

ADDITIONAL RULES FOR INVESTMENT ASSOCIATES

      DISCLOSURE OF OWNERSHIP OF CERTAIN SECURITIES

      Ownership of securities that are held professionally as well as personally will be reviewed on a periodic basis by the staff of the Personal Investing Committee and may also be reviewed by the applicable Management Committee and/or Investment Committee or Subcommittee. In addition, to the extent that disclosure has not already been made to the staff of the Personal Investing Committee, any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.2

      BLACKOUT PERIOD

      Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account that is managed by the company(ies) with which the individual has investment responsibility transacts in that security. If a fund or client account transaction takes place in the seven calendar days following a precleared purchase by an investment associate, the transaction will be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend that the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

      BAN ON SHORT-TERM TRADING PROFITS

      Investment associates are prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. THIS RESTRICTION APPLIES TO THE PURCHASE OF AN OPTION AND THE EXERCISE OF THE OPTION WITHIN 60 DAYS.

      SERVICE AS A DIRECTOR

      All investment associates must obtain prior authorization of the Investment Committee or Investment Sub-Committee of the appropriate management company or CGC committee before serving on the boards of directors of publicly traded companies. Also, prior to serving on the board of a private company investment personnel must notify the LAO Legal Group; in certain circumstances these matters may be referred to the appropriate management or investment committee for approval.

      In addition, other CGC associates should notify the LAO Legal Group, prior to serving on the board of a public or private company.

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2   Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.


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PERSONAL INVESTING COMMITTEE

     Any questions or hardships that result from these policies or requests for exceptions should be referred to CGC's Personal Investing Committee by calling the Personal Investing Committee staff.